Exhibit 5.1

Writer’s Direct Dial: +1 212 225 2556 E-Mail: pmarcogliese@cgsh.com

April 23, 2019

Pinterest, Inc.

505 Brannan Street

San Francisco, California 94107

Re:	Pinterest, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Pinterest, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 376,121,437 shares of the Company’s Class A common stock, par value $0.00001 per share and 145,067,116 shares of the Company’s Class B common stock, par value $0.00001 per share (together, the “Shares”), to be issued by the Company pursuant to the Pinterest, Inc. 2009 Stock Plan and the Pinterest, Inc. 2019 Omnibus Incentive Plan (together, the “Plans”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pamela L. Marcogliese
Pamela L. Marcogliese, a Partner